Exhibit 99.1

Playtex Products Reports First Quarter 2003 Results; Revises Guidance

    WESTPORT, Conn.--(BUSINESS WIRE)--April 28, 2003--Playtex Products, Inc. (NYSE: PYX), today reported results for the first quarter 2003. In the first quarter, the Company earned $11.4 million or $0.19 per diluted share. For the comparable period, first quarter 2002 earnings were $16.1 million or $0.26 per diluted share. Net sales were $180.9 million in the first quarter of 2003 compared with prior year results of $196.8 million.
    "The first quarter results reflect the impact of extensive competitive spending in the tampon category behind the launch of a new entry in the plastic applicator segment and our longer term defensive efforts. While our tampon consumption lagged year ago, shipments were further impacted, as retailers were able to maintain sufficient inventories given the frequency and level of promotional activity by us and others. It was our plan to keep our consumers loaded-up and the trade pipeline filled with promotional offerings during the competitive launch. Infant Care net sales were below year ago for the quarter largely due to the timing of promotions and new product pipeline shipments along with lower sales of the baby wipes business. Infant Care consumption trends remain stable and we are encouraged by the early trends we are seeing behind our new products. Sun Care net sales were higher than prior year due to an effective pre-season sell-in and the positive impact resulting from our on-going initiative to improve Sun Care returns. The early consumer reaction to our new Suntanicals and Baby Magic products has been very positive," stated CEO, Michael R. Gallagher.
    Mr. Gallagher continued, "We expect there may continue to be some disparity between shipment and consumption trends in Feminine Care into the next quarter. Additionally, we have significantly increased advertising spending in the first half of the year in order to support our new product launches as well as defend and build our plastic tampon franchise. Naturally, this impacts our operating results in the first half. Our goal continues to be to successfully defend our tampon franchise to preserve and enhance its long-term leadership position. Feminine Care product improvements began shipping in the first quarter and consumers are beginning to see the new product on shelf. Advertising of the product improvements has recently started. We believe that as we work through the year we will see favorable consumption trends which will in turn result in improved shipments."
    As a result of the anticipated shipment levels for the first half year, the Company has updated its 2003 guidance. The Company expects low single digit top line growth and earnings per diluted share of $0.80-$0.85 for the full year. The Company expects the earnings results between quarters to vary versus 2002, as a result of the significant level of investment spending to support tampons and the support behind Playtex Heat Therapy and Woolite Oxy Deep in the first half of the year. For the second quarter 2003, earnings per diluted share are expected to be $0.22-$0.25 reflecting flat to low single digit top line growth, higher media and promotional spending and lower interest expense. The second half of 2003 is expected to reflect favorable net sales comparisons, lower interest expense and a return to more normalized support spending in the fourth quarter.
    The Company's financial results for the prior year quarter were impacted by accounting changes for intangibles, a favorable tax ruling, and a plant closing. Please refer to the attached Consolidated Statement of Earnings for a full reconciliation of reported and as adjusted results.
    Playtex will hold a conference call with analysts and investors at 10:30 a.m. EST on Tuesday, April 29, 2003. To access the simultaneous webcast or replay of this call, please go to the "Investor Relations" portion of our web site: www.playtexproductsinc.com.
    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including Playtex infant feeding products, Wet Ones, Baby Magic, Diaper Genie, Mr. Bubble, Playtex tampons, Banana Boat, Woolite rug and upholstery cleaning products, Playtex gloves, Binaca and Ogilvie.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.


                        PLAYTEX PRODUCTS, INC.
                        CONSOLIDATED NET SALES
                            (In thousands)

                                                   Three Months Ended
                                                   -------------------
                                                   March 29, March 30,
                                                      2003      2002
                                                   --------- ---------

Infant Care                                        $ 58,802  $ 65,576
Feminine Care                                        48,803    61,123
Sun Care                                             53,840    50,532
Household Products &
 Personal Grooming                                   19,488    19,520
                                                   --------- ---------
Total                                              $180,933  $196,751
                                                   ========= =========




                        PLAYTEX PRODUCTS, INC.
                  CONSOLIDATED STATEMENTS OF EARNINGS
                          THREE MONTHS ENDED
                 (In thousands, except per share data)


                                         March 30, 2002
                          --------------------------------------------
                 March 29,   As      Plant     Tax  Intangible   As
                   2003   Reported  Closure   Issue   Acctng  Adjusted
                                      (1)      (2)      (3)
                 -------- -------- -------- -------- -------- --------
Net sales        $180,933 $196,751 $      - $      - $      - $196,751
Cost of sales      84,183   85,711        -        -        -   85,711
                 -------- -------- -------- -------- -------- --------
   Gross profit    96,750  111,040        -        -        -  111,040

Operating expenses:
   Selling, general
    and admini-
    strative       64,721   63,734        -        -        -   63,734
   Restructuring
    and asset
    impairment          -    7,599    7,599        -        -        -
   Amortization of
    intangibles       226      226        -        -        -      226
                 -------- -------- -------- -------- -------- --------
   Total operating
    expenses       64,947   71,559    7,599        -        -   63,960
                 -------- -------- -------- -------- -------- --------

   Operating
    earnings       31,803   39,481   (7,599)       -        -   47,080

   Interest
    expense, net   13,447   16,106        -        -        -   16,106
   Other expenses     453      890        -        -        -      890
                 -------- -------- -------- -------- -------- --------
   Earnings before
    taxes and
    cumulative
    effect of
    change
    in accounting
    principle      17,903   22,485   (7,599)       -        -   30,084

   Income tax
    expense
    (benefit)       6,500   (6,055)  (2,789) (14,298)       -   11,032
                 -------- -------- -------- -------- -------- --------

   Earnings before
    cumulative
    effect of
    change in
    accounting
    principle      11,403   28,540   (4,810)  14,298        -   19,052

   Cumulative
    effect of
    change in
    accounting
    principle, net
    of $7,141 tax
    benefit             -  (12,423)       -        -  (12,423)       -
                 -------- -------- -------- -------- -------- --------

   Net earnings  $ 11,403 $ 16,117 $ (4,810)$ 14,298 $(12,423)$ 19,052
                 ======== ======== ======== ======== ======== ========

   EPS: Basic    $   0.19 $   0.26 $  (0.08)$   0.23 $  (0.20)$   0.31
        Diluted  $   0.19 $   0.26 $  (0.08)$   0.22 $  (0.19)$   0.31

   Weighted average
    shares
    outstanding:
   Basic           61,216   61,049                              61,049
   Diluted         62,805   63,849                              63,849

   Memo Accounts:
   Operating
    earnings     $ 31,803 $ 39,481 $ (7,599)$      - $      - $ 47,080
   Amortization of
    intangibles       226      226        -        -        -      226
   Depreciation     3,471    3,495        -        -        -    3,495
                 -------- -------- -------- -------- -------- --------

   EBITDA (4)    $ 35,500 $ 43,202 $ (7,599)$      - $      - $ 50,801
                 ======== ======== ======== ======== ======== ========

   Capital
    expenditures $  3,673 $  2,974 $      - $      - $      - $  2,974

    (1) On March 25, 2002 we announced the closing of our plastic molding facility which resulted in charges for restructuring and asset impairment.

    (2) On March 7, 2002 the U.S. Treasury issued new regulations which permitted Playtex to utilize a previously incurred capital loss. The impact of the regulations resulted in a tax benefit of $14.3 million with a subsequent cash tax savings in 2003.

    (3) We adopted new accounting standards for goodwill and other intangible assets at the beginning of our 2002 fiscal year. The adoption of the new accounting standards resulted in the write-down of certain intangible assets.

    (4) EBITDA is defined as operating earnings plus depreciation and amortization of intangibles. EBITDA should not be considered as an alternative to or superior measure of: operating earnings, net income, or cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles in the United States). We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods or nonoperating factors (such as historical cost).





                        PLAYTEX PRODUCTS, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                   (In thousands, except share data)


                                              March 29,   December 28,
                                                2003          2002
                                            ----------     ----------
                   Assets
Current assets:
 Cash                                       $   53,575     $   31,605
 Receivables, less allowance for
  doubtful accounts                             36,984         27,735
 Retained interest in receivables               64,337         59,774
 Inventories                                    84,519         85,160
 Due from related party                         80,017         80,017
 Deferred income taxes                           7,730          8,130
 Other current assets                            7,059          7,782
                                            ----------     ----------
   Total current assets                        334,221        300,203
Net property, plant and equipment              121,427        121,199
Intangible assets, net:
 Goodwill                                      494,307        494,307
 Trademarks, patents & other                   138,948        139,174
                                            ----------     ----------
   Total intangible assets, net                633,255        633,481
Deferred financing costs                        13,103         13,592
Other noncurrent assets                          9,324          9,712
                                            ----------     ----------
   Total assets                             $1,111,330     $1,078,187
                                            ==========     ==========

    Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable                           $   37,597     $   47,088
 Accrued expenses                               50,845         54,217
 Due to related party                           78,386         78,386
 Income taxes payable                            6,481          1,086
 Current maturities of long-term debt           34,500          4,500
                                            ----------     ----------
   Total current liabilities                   207,809        185,277

Long-term debt                                 821,250        823,250
Other noncurrent liabilities                    14,919         14,526
Deferred income taxes                           49,578         49,601
                                            ----------     ----------
   Total liabilities                         1,093,556      1,072,654
                                            ----------     ----------

Stockholders' equity:
 Common stock, $0.01 par value, authorized
  100,000,000 shares, issued 61,215,856
  shares at March 29, 2003 and
  December 28, 2002                                612            612
 Additional paid-in capital                    526,233        526,233
 Retained earnings (deficit)                  (505,368)      (516,771)
Accumulated other comprehensive earnings        (3,703)        (4,541)
                                            ----------     ----------
   Total stockholders' equity                   17,774          5,533
                                            ----------     ----------
   Total liabilities and stockholders'
    equity                                  $1,111,330     $1,078,187
                                            ==========     ==========

Memo accounts:
 Long-term debt including current maturities
  of long-term debt                         $  855,750     $  827,750
                                            ==========     ==========
 Receivables, comparative                   $  154,121     $  126,509
                                            ==========     ==========

    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203/341-4262